   American Safety Insurance Holdings, Ltd.Reports
Increase in Third Quarter Insurance Earnings

HAMILTON, Bermuda, November 2, 2005 — American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported that earnings from insurance operations increased to $3.2 million in the third quarter of 2005 compared to $992,000 for the same quarter in 2004. Net earnings for the third quarter were $3.3 million, or $0.47 per diluted share, as compared to earnings of $3.3 million, or $0.45 per diluted share, for the third quarter of 2004. Insurance earnings for the nine months ended September 30, 2005 increased to $9.8 million from $1.4 million for the nine months ended September 30, 2004. Net earnings for the nine months ended September 30, 2005 were $10.1 million, or $1.41 per diluted share, as compared to $11.0 million, or $1.49 per diluted share, for the nine months ended September 30, 2004.

Net earnings are detailed as follows (in thousands):

                                              Quarter Ended                     Nine Months Ended
                                              September 30,                        September 30,
                                             2005          2004               2005            2004

       Insurance Operations                 $3,192          $992             $9,845           $1,410
       Real Estate Operations                  142         2,288                335            5,807
       Other                                    13           (22)               (48)           3,787
        Net Earnings                        $3,347        $3,258            $10,132          $11,004

Third quarter highlights included:

o Gross written premiums rose 11% to $61 million o Net earned premiums decreased 10% to $31 million o Net investment income increased 44% to $3.7 million o The loss ratio improved to 63% from 69% o The combined ratio decreased to 98% from 101%

The increase in insurance earnings for the quarter and the nine months ended September 30, 2005 was due to improved underwriting results combined with increased investment income. The underwriting results for the quarter and the nine months ended September 30, 2005 were driven by an improved loss ratio, which for the quarter decreased to 63% from 69% and for the nine months decreased to 62% from 70% as compared to the same periods of 2004. The underwriting results for the quarter and nine months ended September 30, 2005 included a charge of $552,000 resulting from the commutation of a reinsurance treaty with a former reinsurer and a reinstatement reinsurance premium accrual of $2.3 million on certain reinsurance contracts associated with the Company’s discontinued lines. The combined ratio decreased for the quarter to 98% from 101% and for the nine months decreased to 97% from 104% as compared to the same periods in 2004. The decrease in real estate earnings for the quarter and for the nine months ended September 30, 2005 was due to the substantial completion of the Company’s real estate operations. Other items for the nine months ended September 30, 2004 include non-recurring earnings of $3.8 million, predominantly due to the recovery on an impaired note receivable.

Total revenues for the third quarter of 2005 decreased 39% to $35 million compared to the same quarter of 2004 as a result of an expected decrease in real estate income. Net premiums earned for the third quarter of 2005 decreased 10% to $31 million compared to the same quarter of 2004 due to the accrual of reinstatement reinsurance premiums previously mentioned. Net investment income for the third quarter of 2005 increased 44% to $3.7 million from $2.5 million in the third quarter of 2004 due to increased invested assets and an increase in the annualized yield to 3.9% from 3.6%.

Total revenues for the nine months ended September 30, 2005 decreased 30% to $114 million compared to the same period in 2004 as a result of the expected decrease in real estate income. Net premiums earned for the nine months ended September 30, 2005 remained unchanged at $100 million. Net investment income for the nine months ended September 30, 2005 increased 50% to $10.2 million from $6.8 million for the same period in 2004 due to increased invested assets and an increase in the annualized yield to 3.8% from 3.5%. Total invested assets increased 18% to $385 million from $327 million at December 31, 2004.

The Company’s book value per share increased 6.4% to $17.06 at September 30, 2005 from $16.04 at December 31, 2004, due to the contribution of net earnings during the nine months ended September 30, 2005 offset in part by the change in unrealized loss on the Company’s investment portfolio during the year due to increases in interest rates.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “I am pleased that increases in earnings from our insurance operations have remained strong and we continue to be successful in replacing lost earnings from our discontinued real estate operations. While the marketplace has become more competitive, our underwriting results continue to improve due to our focus on underserved markets. Looking ahead, we see continued opportunities for profitable growth through acquisitions and the introduction of new products, in addition to assuming more risk on selected areas of our insurance business.”

American Safety Insurance Holdings, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks. Additional information about the Company can be found at www.americansafetyinsurance.com.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the Harbour Village real estate development project. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For additional factors, which could influence the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.                          Cameron Associates
Stephen Crim or Steven Mathis                                     Kevin McGrath
(770) 916-1908                                                    (212) 245-4577

                             American Safety Insurance Holdings, Ltd. and Subsidiaries
                                        Financial and Operating Highlights

                                                        Three Months Ended                           Nine Months Ended
                                                           September 30,                               September 30,
                                                    2005                  2004                  2005                   2004

Revenues:
     Direct and assumed premiums earned          $ 55,497,873          $ 58,581,683         $ 169,826,267         $ 168,688,614
     Ceded premiums earned                        (24,260,302)          (24,000,183)          (69,433,500)          (67,898,653)
         Net premiums earned                       31,237,571            34,581,500           100,392,767           100,789,961
     Net investment income                          3,653,075             2,529,210            10,236,931             6,849,461
     Net realized gains                                24,602                99,567               (19,863)              119,839
     Real estate income                                     -            19,938,557             3,000,078            54,066,868
     Other income                                      20,278                46,982                56,034               191,606
         Total revenues                          $ 34,935,526          $ 57,195,816         $ 113,665,947         $ 162,017,735

Expenses:
     Losses and loss adjustment expenses         $ 19,580,076          $ 23,730,614          $ 61,868,899          $ 70,645,505
     Acquisition expenses                           6,692,005             6,954,856            20,702,036            20,078,986
     Payroll and related expenses                   2,344,439             2,433,557             8,492,923             7,762,704
     Real estate expenses                            (601,506)           16,605,783             2,086,956            45,092,806
     Other expenses                                 2,577,721             2,687,602             8,282,807             5,681,042
     Minority interest                                (93,408)              275,182               445,874               611,836
     Expense due to rescission                          5,832                59,825                28,261            (1,656,145)
          Total expenses                         $ 30,505,159          $ 52,747,419         $ 101,907,756         $ 148,216,734
         Earnings before income taxes               4,430,367             4,448,397            11,758,191            13,801,001
                                                    4,811,429
Income taxes                                        1,083,069             1,190,605             1,625,796             2,796,621
         Net earnings                             $ 3,347,298           $ 3,257,792          $ 10,132,395          $ 11,004,380

Net earnings per share:
     Basic                                     $         0.50        $         0.47        $         1.50      $           1.59
                                               ==============        ==============        ==============      ================
     Diluted                                   $         0.47        $         0.45        $         1.41      $           1.49
                                               ==============        ==============        ==============      ================
Average number of shares outstanding:
     Basic                                          6,702,609             6,876,380             6,737,126             6,905,133
                                               ==============        ==============        ==============      ================
     Diluted                                        7,146,664             7,275,259             7,172,497             7,394,730
                                               ==============        ==============        ==============      ================
GAAP combined ratio                                     97.9%                101.3%                 97.1%                104.2%
                                               ==============        ==============        ==============      ================

                                                                                            September 30,          December 31,
BALANCE SHEET DATA:                                                                             2005                   2004

Total investments excluding real estate                                                     $ 384,924,205         $ 327,036,980
Total assets                                                                                  649,704,251           584,159,976
Unpaid losses and loss adjustment expenses                                                    369,314,017           321,623,730
Total liabilities                                                                             535,347,490           475,380,293
Total shareholders' equity                                                                    114,356,761           108,779,683

Book value per share                                                                      $            17.06    $            16.04

                             American Safety Insurance Holdings, Ltd. and Subsidiaries
                                        Financial and Operating Highlights

                                                        Three Months Ended                           Nine Months Ended
                                                           September 30,                               September 30,
                                                    2005                  2004                  2005                   2004
PREMIUM SUMMARY (in Thousands)

Gross Written Premium:
     Environmental                                $ 12,393              $ 10,589              $ 39,683              $ 32,879
     Excess and Surplus                             21,625                23,731                69,660                71,110
     Program Business                               25,926                19,772                70,062                61,765
     Other                                             647                   484                 1,589                 1,910
          Total                                     60,591                54,576               180,994               167,664

Net Written Premium:
     Environmental                                   8,988                 8,569                33,112                26,247
     Excess and Surplus                             17,524                18,546                55,864                57,018
     Program Business                                6,618                 5,867                15,930                13,451
     Other                                          (1,640)                   27                (1,205)                  754
         Total                                      31,490                33,009               103,701                97,470

Net Earned Premium:
     Environmental                                   9,542                 8,697                28,064                23,333
     Excess and Surplus                             18,433                19,733                59,395                58,133
     Program Business                                4,993                 4,968                14,075                12,699
     Other                                          (1,730)                1,183                (1,141)                6,625
         Total                                    $ 31,238              $ 34,581             $ 100,393             $ 100,790